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                                                                     EXHIBIT 99
FOR IMMEDIATE RELEASE

Contacts:
Theodore Gillette              Richard Welch             Heidi Hart
Chairman, President and CEO    Chief Financial Officer   Investor Relations
Vision Twenty-One, Inc.        Vision Twenty-One, Inc.   Vision Twenty-One, Inc.
727-545-4300 ext. 2103         727-545-4300 ext. 2118    727-545-4300 ext. 2124

                   VISION TWENTY-ONE DELAYS FORM 10-K FILING
                AND PROVIDES 1998 FINANCIAL AND BUSINESS UPDATE

Largo, FL - April 16, 1999 - Vision Twenty-One, Inc. (Nasdaq: EYES), a healthcare Company exclusively focused on eye care, today announced that it will require additional time to file its Form 10-K for 1998 with the Securities and Exchange Commission. The Form 10-K was due to be filed yesterday. The Company disclosed that previously announced unreconciled items potentially relating to the periods 1996 through 1998 have been determined to total approximately $3 million and will lead to expenses or other adjustments to the Company's practice management division. The Company is diligently working to conclude its analysis as soon as possible so as to determine the exact nature of the unreconciled differences and whether those items will have a material impact on the operating results of any period.

During the periods in question, the Company consummated numerous acquisitions which resulted in the necessity of operating under multiple accounting systems. During 1998, the Company began the process of moving to a single accounting system.

The Company disclosed that on an unaudited basis, its revenues for 1998 were $225 million as compared to $69 million for 1997, thus representing a 225% increase. Additionally, the Company disclosed that it estimates EBITDA for 1998 at approximately $17.5 million (excluding one time charges taken throughout the year, and expenses related to the unreconciled accounts) compared to $3.9 million EBITDA for 1997 (excluding expenses related to the unreconciled accounts). Inclusive of the one time charges, EBITDA for 1998 was $8.2 million, excluding only expenses related to unreconciled items. As a result of the $9.3 million in one time charges and previously reported $2.0 million extraordinary charge for early extinguishment of debt, the Company incurred a loss for the year in an amount undeterminable until the items in question are reconciled. The $9.3 million in one time charges include those set forth below as well as previously announced merger costs. The Company will immediately file its form 10-K reflecting complete financials upon reconciliation of the items.

The Company realized a significant increase in refractive surgery performance, however a shortfall principally in a non-core business line and lower profitability in managed care for the fourth quarter impacted expectations. Managed care business was however, significantly more profitable for the year, than in 1997 and continues to be an important element in the Company's growth strategy.

                                     -more-




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The Company disclosed that the impact of its previously reported early adoption of AICPA Statement of Positions, No's. 98-5 and No. 98-1 will result in approximately $1.0 million in additional expense for 1998. The Company reported that its previously announced fourth quarter restructuring charge for 1998 would be in the amount of $7.6 million. The restructuring plan initiatives which are comprised of a number of specific projects, are designed to position the Company to take full operational and economic advantage of various key acquisitions, allow the Company to complete the consolidation and deployment of necessary infrastructure for the future, optimize and integrate certain acquired assets. The Company expects to achieve savings up to $8.0 million annually in connection with such restructuring program once it is fully implemented, which is expected to be accomplished by the end of 1999.

In further developments, the Company is actively engaged in a number of strategic initiatives to further develop a leadership position in vision care and refractive surgery which generally have higher growth potential and provide an opportunity for a greater return on invested capital. The Company's laser centers and affiliated physicians performed over 8,000 laser vision correction procedures in 1998 and have a current run rate in excess of 17,500 on an annualized basis.

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This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.




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